EXHIBIT 99.1

NEWS RELEASE	CONTACT: Randy Lieble
FOR IMMEDIATE RELEASE	(715) 839-2164

NATIONAL PRESTO INDUSTRIES, INC. NAMES JEFFERS AS

VICE PRESIDENT OF SALES

Eau Claire, Wisconsin (June 5, 2017) — National Presto Industries, Inc. (NYSE: NPK) announced today Spencer Ahneman’s decision to retire as Vice President of Sales effective September 1, 2017. Richard Jeffers has been elected to succeed Mr. Ahneman in the position, also effective September 1, 2017.

Maryjo Cohen, President, stated, “We will miss Mr. Ahneman as our Vice President of Sales but are fortunate that he has agreed to work with us in another role and that we will continue to enjoy the benefits of the wise counsel and experience he has gained during his 39-plus years with the company. Mr. Jeffers will be a worthy successor. He too is a seasoned veteran of the industry with a career spanning almost 40 years.”

Mr. Jeffers spent his first 11 years at Presto in a variety of sales roles, returning in 2014 as the Company’s National Accounts Sales Manager. He also worked for Black & Decker as a national sales manager, held executive sales positions at Windmere, Applica, and Salton, and owned and operated a successful manufacturer’s representative firm.

National Presto Industries, Inc. operates in two business segments. The Housewares/Small Appliance segment designs and sells small household appliances and pressure cookers under the PRESTO® brand name and is recognized as an innovator of new products. The Defense segment, operating under the aegis of National Defense Corp, manufactures a variety of products, including medium caliber training and tactical ammunition, other military energetic devices and materials, detonators, fuzes, cartridge cases, less-lethal munitions, and less-lethal accessory equipment.

This release contains “forward looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. In addition to the factors discussed above, other important risk factors are delineated in the Company’s various SEC filings.